AMENDED AND RESTATED
EXHIBIT A TO INVESTMENT ADVISORY AGREEMENT
BETWEEN WISCONSIN CAPITAL FUNDS, INC.
AND
WISCONSIN CAPITAL MANAGEMENT, LLC

1.	Plumb Balanced Fund.

The management fee of the Plumb Balanced Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the average daily net assets of the Fund; provided, however, that until July 31, 2011 the Advisor agrees to waive fees and reimburse expenses to the Fund as necessary so that, for any fiscal year (and any partial fiscal year), the annual operating expenses (or, in the case of a partial fiscal year, annualized operating expenses) of the Fund will not exceed 1.25% of the Fund's average daily net assets.  In any fiscal year during which the Fund's actual operating expense ratio is less than 1.25%, the Advisor shall have the right to recoup all or a portion of any fees waived or expenses reimbursed to the Fund during the immediately preceding three fiscal years, provided that the amount of any such recoupment shall be limited so that the operating expense ratio of the Fund for the then current fiscal year, after taking into account the amount of any such recoupment, does not exceed 1.25%.

2.	Plumb Equity Fund.

The management fee for the Plumb Equity Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the average daily net assets of the Fund; provided, however, that until July 31, 2011 the Advisor agrees to waive fees and reimburse expenses to the Fund as necessary so that, for any fiscal year (and any partial fiscal year), the annual operating expenses (or, in the case of a partial fiscal year, annualized operating expenses) of the Fund will not exceed 1.40% of the Fund's average daily net assets.  In any fiscal year during which the Fund's actual operating expense ratio is less than 1.40%, the Advisor shall have the right to recoup all or a portion of any fees waived or expenses reimbursed to the Fund during the immediately preceding three fiscal years, provided that the amount of any such recoupment shall be limited so that the operating expense ratio of the Fund for the then current fiscal year, after taking into account the amount of any such recoupment, does not exceed 1.40%.